EXHIBIT 4-b

                      1995 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
                                          OF
                             STONE & WEBSTER, INCORPORATED

            1.  Purpose

            The purpose of the 1995 Stock Plan for Non-Employee Directors of Stone & Webster, Incorporated (the "Plan") is to promote the long-term growth and financial success of Stone & Webster, Incorporated (the "Company") by attracting and retaining non-employee directors of outstanding ability and by promoting a greater identity of interest between its non-employee directors and its stockholders.

            2.  Definitions

            The following capitalized terms used herein have the following meanings:

            "Annual Retainer" means the annual compensation paid to each Non-Employee Director in shares of Common Stock under the Plan calculated in accordance with Section 6(a) hereof on the basis of a monetary amount not to exceed $8,000.

            "Board of Directors" means the Board of Directors of the Company.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Committee" means the Compensation Committee of the Board of Directors or such other committee of the Board of Directors which shall succeed to the functions and responsibilities of the Compensation
Committee.

            "Common Stock" means the Company's Common Stock, $1.00 par value per share.

            "Director Meeting Fees" means fees earned by Non-Employee Directors by attendance at meetings of the Board of Directors and at meetings of any committee of the Board of Directors of which such Non-Employee Director is a member.

            "Fair Market Value" means, as of any date of the determination thereof, the per share price of the last sale of Common Stock on the trading date immediately preceding such date of determination, based on the composite transactions in the Common Stock as reported by The Wall Street Journal (or any successor publication thereto).

            "1934 Act" means the Securities Exchange Act of 1934, as amended.

            "Non-Employee Director" means a member of the Board of Directors who is not an officer or employee of the Company or any subsidiary thereof.

            3.  Term

            The Plan shall become effective as of the date the Plan is approved by the stockholders of the Company. Once effective, the Plan shall operate and shall remain in effect until terminated by action of the Board of Directors as provided in Section 9 hereof.

            4.  Plan Operation

            The Plan is intended to meet the requirements of Rule 16b-3(c)(2)(ii) promulgated under the 1934 Act and, accordingly, is intended to be self-governing and nondiscretionary. To the extent necessary to administer the Plan, the Committee shall have the power and authority to construe and interpret the provisions of the Plan. Decisions of the Committee shall be final and conclusive.

            5.  Participation

            All Non-Employee Directors shall be eligible to participate in the Plan.

            6.  Grants

            (a) Annual Retainer Stock Grant. As soon as practicable, but no later than 30 days after July 1 of each calendar year beginning with 1996, (i) each person who is a Non-Employee Director at any such July 1 shall receive that number of shares (rounded up to the next whole share in the event of a fractional share) of Common Stock having an aggregate Fair Market Value as of such July 1 equal to the amount calculated by multiplying $8,000 by a fraction, the numerator of which is the sum of
(a) the number of whole months such person served as a Non-Employee Director prior to July 1 in such calendar year (with service by any such Non-Employee Director for at least 15 days in any month being considered service for a whole month), and (b) 6, and the denominator of which is 12, and (ii) each person who was a Non-Employee Director at any time during such calendar year prior to such July 1 (but was not a Non-Employee Director as of such July 1) shall receive that number of shares (rounded up to the next whole share in the event of a fractional share) of Common Stock having an aggregate Fair Market Value as of such July 1 equal to the amount calculated by multiplying $8,000 by a fraction, the numerator of which is the number of whole months such person served as a Non-Employee Director prior to July 1 in such calendar year (with service by any such Non-Employee Director for at least 15 days in any month being considered service for a whole month), and the denominator of which is 12.

            A person who becomes a Non-Employee Director at any time after July 1 of any such calendar year shall receive that number of shares (rounded up to the next whole share in the event of a fractional share) of Common Stock having an aggregate Fair Market Value as of such July 1 equal to the amount calculated by multiplying $8,000 by a fraction, the numerator of which is the number of whole months such person served as a Non-Employee Director after July 1 of such calendar year (with service by any such Non-Employee Director for at least 15 days in any month being considered service for a whole month), and the denominator of which is 12. Such shares shall be received by any such Non-Employee Director as soon as practicable, but no later than 30 days after the December 31 immediately following such July 1.

            With respect to 1995, each person who is a Non-Employee Director at July 1, 1995 shall receive that number of shares (rounded up to the next whole share in the event of a fractional share) of Common Stock having an aggregate Fair Market Value as of such July 1 equal to $4,000. Such shares shall be received by any such Non-Employee Director as soon as practicable, but no later than 30 days after July 1, 1995.

            (b) Election to Receive Director Meeting Fees in Stock in Lieu of Cash. Except as set forth in the Plan, a Non-Employee Director may elect to receive all or a portion of Director Meeting Fees in the form of shares of Common Stock, with such shares of Common Stock being paid in arrears on a calendar quarter basis. The number of shares (rounded up to the next whole share in the event of a fractional share) for a calendar quarter payable to a Non-Employee Director (or to any person who was a Non-Employee Director for a portion of such calendar quarter) who has elected to receive Director Meeting Fees in the form of shares (i) shall be in an amount having the aggregate Fair Market Value, as of the last day of any such calendar quarter, equal to the amount of Director Meeting Fees which have been earned in such quarter and which were elected to be paid in shares of Common Stock, and (ii) shall be received by the Non-Employee Director (or any person who was a Non-Employee Director for a portion of such calendar quarter) as soon as practicable, but no later than 30 days after the end of such calendar quarter.

            (c) Elections. All elections under Section 6(b) for the payment of all or a portion of Director Meeting Fees in the form of Common Stock (i) shall be made in writing, (ii) shall be delivered to the Secretary of the Company, (iii) shall be irrevocable for the calendar year next succeeding such election (or, in the case of any person who becomes a Non-Employee Director during a calendar year, for the remainder of such calendar year during which such Director Meeting Fees are to be paid to such Non-Employee Director in shares of Common Stock), and (iv) shall specify the portion (in 25% increments) of such Director Meeting Fees to be paid in shares of Common Stock. All such elections shall be made annually before December 31 of the year prior to the year in which Director Meeting Fees are to be earned (or, in the case of any person who becomes a Non-Employee Director during a calendar year, at least six months prior to the date any such Director Meeting Fees are to be paid to such Non-Employee Director in shares of Common Stock). Notwithstanding the foregoing, for the first calendar year of the Plan, each Non-Employee Director may elect, on or prior to July 1, 1995, to receive Director Meeting Fees for the remainder of such calendar year in shares of Common Stock.

            7.  Limitations and Conditions

            (a) Total Number of Shares. The total number of shares of Common Stock that may be issued to Non-Employee Directors under the Plan is 100,000 shares. The shares of Common Stock deliverable under the Plan may be authorized and unissued shares or reacquired shares. The foregoing number may be increased or decreased by the events set forth in Section 8 below. No fractional shares shall be issued hereunder. In the event a Non-Employee Director is entitled to a fractional share, such share amount shall be rounded upward to the next whole share amount.

            (b) No Additional Rights. Nothing contained herein shall be deemed to create a right in any Non-Employee Director to remain a member of the Board of Directors, to be nominated for reelection or to be reelected as such or, after ceasing to be such a member, to receive any cash or shares of Common Stock under the Plan, except as set forth in the Plan.

            8.  Stock Adjustments

            In the event that at any time after the effective date of the Plan the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or any similar corporate event, the Committee may make such adjustments in (i) the aggregate number of shares of Common Stock that may be issued under the Plan as set forth in Section 7(a), or
(ii) the class of shares that may be issued under the Plan.

            9.  Amendment and Termination

            This Plan may be amended, suspended or terminated by action of the Board of Directors; provided, however, that (a) the provisions of the Plan may not be amended more than once every six months, other than to comport with changes in the Code, or the rules thereunder, and (b) any amendment from and after the effective date of the Plan shall be approved by the stockholders of the Company if the amendment would:

            (i) materially increase the benefits accruing to participants under the Plan;

            (ii) materially increase the number of securities which may be issued under the Plan (except as provided in Section 8); or

         (iii) materially modify the requirements as to eligibility for participation in the Plan.

            10.  Nonassignability

            No right to receive any shares of Common Stock under the Plan shall be assignable or transferable by such Non-Employee Director other than by will or the laws of descent and distribution.

            11.  Rule 16b-3 Compliance

            It is the intention of the Company that the Plan comply in all respects with Rule 16b-3 promulgated under Section 16(b) of the 1934 Act and that Plan participants remain disinterested persons ("Disinterested Persons") for purposes of administering other employee benefits plans of the Company and having such other plans be exempt from Section 16(b) of the 1934 Act. Therefore, if any Plan provision is found not to be in compliance with Rule 16b-3 or if any Plan provision would disqualify
Plan participants from remaining Disinterested Persons, that provision shall be deemed amended so that the Plan does so comply and the Plan participants remain disinterested, to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.